Exhibit 99.1

Oasis Petroleum Announces the Addition of Bobby S. Shackouls to Its Board of Directors

Houston, Texas — February 15, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced today that Mr. Bobby S. Shackouls has been appointed as a Director of the Company effective March 1, 2012. Mr. Shackouls will be filling the vacancy created by Mr. Robert L. Zorich, who notified the Company that he will not stand for reelection and will resign from the Board of Directors (“Board”), effective March 1, 2012.

Mr. Thomas B. Nusz, Chairman, President and CEO, said: “Bobby Shackouls brings to our Board seasoned leadership in the oil and gas industry coupled with extensive corporate governance expertise. His visionary, value based leadership at Burlington Resources helped the company be an industry leader on many fronts including total shareholder return. As we continue to rapidly grow our production, we will continue to be led and governed by an experienced and talented Board. Additionally, I want to personally thank Bob Zorich for his service on our Board since we were founded in March of 2007. He has played an instrumental role in the formation and growth of our company.”

Mr. Shackouls currently serves as a director on numerous Boards, including Kroger Company, PAA Natural Gas Storage LP, Peter Kiewit Sons’, Inc., the Boy Scouts of America, the Texas Heart Institute, the Mississippi State University Foundation, and Both Ends Burning Campaign, Inc. Mr. Shackouls served as Chairman of Burlington Resources Inc. from 1997 until its acquisition by ConocoPhillips in 2006. In 1975, Mr. Shackouls joined Houston Oil & Minerals Corporation where he held a number of professional and management positions. He joined Plains Resources Inc. in 1981 and served in several senior management positions. In 1988, Mr. Shackouls was employed by Torch Energy Advisors Inc. as executive vice president of operations, and in 1991, he was named president and chief operating officer.

Mr. Shackouls joined Burlington Resources/Meridian Oil Inc. in 1993 as executive vice president and chief operating officer. In 1994, he was named president and chief executive officer of Meridian. In December 1995, Mr. Shackouls was named president and chief executive officer of Burlington Resources Inc. and was also elected to the Board. On July 9, 1997, he was elected chairman of the Board. Mr. Shackouls retired as Chairman, President and Chief Executive Officer of Burlington Resources Inc. upon its acquisition by ConocoPhillips on March 31, 2006 and subsequently served on the ConocoPhillips Board of Directors until 2011.

Mr. Shackouls is a past chairman of the National Petroleum Council and a member of the Executive Committee of the US Oil and Gas Association. He is a registered professional engineer in Texas and a member of the Society of Petroleum Engineers. He began his career with Exxon Company U.S.A. in New Orleans where he held several engineering positions. Mr. Shackouls graduated from Mississippi State University in 1972 with a Bachelor of Science degree in chemical engineering.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit our website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Director – Finance